EXHIBIT 23.2 CONSENT OF PERRELLA & ASSOCIATES, P.A.

November 29, 2005

To the Board of Directors of
Diamond Powersports, Inc.
5150 N.W. 109th Ave.
Sunrise, Florida 33351

Gentlemen:

We hereby consent to the use of our audit report of Diamond Powersports, Inc., dated March 31, 2005, for the year ended December 31, 2004 in the Form S-8 of Diamond Powersports, Inc. and to the use of our name under the heading “Expert.”

/s/ Perrella & Associates
Perrella & Associates